Exhibit 10.1

SHARE PURCHASE AGREEMENT

by and among

COEUR MINING, INC.,

COEUR SOUTH AMERICA CORP.,

COEUR EXPLORATIONS, INC.,

as the Sellers,

EMPRESA MINERA MANQUIRI S.A.,

as the Company

and

NEWCO 4714 SWEDEN AB UNDER CHANGE OF NAME TO ARGENTUM INVESTMENT AB

as the Buyer

Dated as of December 22, 2017

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TABLE OF CONTENTS
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iii

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT, dated as of December 22, 2017 (this “Agreement”), by and among Coeur Mining, Inc., a Delaware corporation (“Coeur”), Coeur South America Corp., a Delaware corporation (“CSA”), Coeur Explorations, Inc., an Idaho corporation (“CEE” and together with CSA and Coeur, the “Sellers”), Empresa Minera Manquiri S.A., a Bolivian sociedad anónima (the “Company”) and NewCo 4714 Sweden AB under change of name to Argentum Investment AB (“Buyer”).

RECITALS

A.          The Sellers own 100% of the issued and outstanding shares (the “Shares”) of common stock, par value of Bolivianos 1000 per share, of the Company; and

B.          The Sellers wish to sell to the Buyer, and the Buyer wishes to purchase from the Sellers, the Shares.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1             Certain Defined Terms.  For purposes of this Agreement:

“Action” means any claim, action, suit, arbitration, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Ancillary Agreements” means the Net Smelter Returns Royalty Agreement, the Notes, the Guaranty Agreement and all other agreements, documents and instruments required to be delivered by any party pursuant to this Agreement, and any other agreements, documents or instruments entered into at or prior to the Closing in connection with this Agreement or the transactions contemplated hereby.

“Bolivia” means the Plurinational State of Bolivia.

“Bolivian GAAP” means generally accepted accounting principles for financial reporting in Bolivia.

“Bolivianos” means Bolivianos, the legal currency in Bolivia.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York City or Bolivia.

“Buyer Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by the Buyer of its obligations under this Agreement or the Ancillary Agreements to which it will be a party or the consummation of the transactions contemplated hereby or thereby.

“Cash” means, as at a specified date, the aggregate amount of all cash, cash equivalents and marketable securities held by the Company.

“Coeur Credit Agreement” means the Credit Agreement, dated September 29, 2017, by and among Coeur, certain Subsidiaries of Coeur as guarantors, the lenders party thereto and Bank of America, N.A., as administrative agent.

“COMIBOL” means, Corporación Minera de Bolivia, a Bolivian State-owned mining corporation.

“Control,” including the terms “Controlled by” and “under common Control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.

“Employee Plans” means the fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, pension and supplemental pension, retirement and supplemental retirement, stock option, stock purchase, stock appreciation, health, welfare, medical, dental, disability, life insurance, collective agreements, employment agreements and any other plans, programmes, arrangements or practices providing employee benefits to the current or former officers or employees of the Company and their respective beneficiaries or dependents, maintained, contributed to, or required to be maintained or contributed to, by the Company, whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered.

“Encumbrance” means any charge, claim, mortgage, lien, option, pledge, security interest, right of first refusal or other restriction of any kind (other than those created under applicable securities laws, and not including any license of Intellectual Property).

“Governmental Authority” means any United States or non-United States (including any Bolivian) national, federal, state or local governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body.

“Guaranty Agreement” means the Guaranty Agreement to be made by the Company in favor of the Sellers, to guaranty the Buyer’s performance of each of the Notes, in the form attached hereto as Exhibit C.

“Indebtedness” means, (i) indebtedness of the Company for borrowed money and indebtedness that is guaranteed by the Company or for which the Company is otherwise liable or responsible, (ii) indebtedness evidenced by any note, bond, debenture or other debt security, (iii) all obligations of the Company under capital leases and (iv) all amounts owing by the Company under purchase money mortgages, indentures, deeds of trust or other purchase money liens or conditional sale or other title retention agreements.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all:  (i) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (ii) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (iii) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (iv) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (v) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership; and (vi) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“Knowledge” with respect to the Company means the actual knowledge of the persons listed on Schedule 1.1 as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) after reasonable inquiry with the responsible Persons.

“Law” means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, injunction, judgment, decree, order or other rule of law of any Governmental Authority.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, that “Losses” shall not include consequential, special, indirect, incidental, punitive or exemplary damages, or diminution in value or lost profits or any damages measured by lost profits or a multiple of earnings, except to the extent actually awarded to a Governmental Authority or other third party.

“Manquiri Credit Agreement” means the Line of Credit Agreement entered into by the Company with Banco BISA S.A. on June 5, 2012 (No. 2170/2012), as amended.

“Material Adverse Effect” means any event, change, occurrence or effect that has, or would reasonably be expected to have, a material adverse effect on (a) the business, condition (financial or otherwise) or results of operations of the Company or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis, other than any event, change, occurrence or effect arising out of, attributable to or resulting from, alone or in combination, (i) general changes or developments in the mining or precious metals industries or commodity prices, (ii) changes in regional, national or international political conditions (including any outbreak or escalation of hostilities, any acts of war or terrorism or any other national or international calamity, crisis or emergency) or in general economic, business, regulatory, political or market conditions or in U.S., Bolivian or international financial markets, (iii) natural disasters or calamities, (iv) changes in any applicable Laws, regulatory conditions or applicable accounting regulations or principles or interpretations thereof, (v) the announcement or pendency of this Agreement and the consummation of the transactions contemplated hereby; provided, that any event, change, occurrence or effect referred to in clauses (i) through (iii) immediately above shall not be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change, occurrence or effect has a disproportionate effect on the Company compared to other participants in the precious metals mining industry.

“Mineral Rights” means prospecting licenses, exploration licenses, mining leases, mining licenses, mineral and exploitation concessions, mining contracts with a competent Governmental Authority or governmental company or entity, association agreements, water rights, easements, and surface rights and other forms of mineral tenure or other rights to Minerals (including exploitation and development rights), or rights to work upon or occupy lands, and all material permits, agreements, approvals, consents, certificates, dockets, proceedings, registrations and authorizations granting such licenses, rights, or easements for the purposes of searching for, developing, extracting or disposing of Minerals under any form of mineral tenure or right, whether contractual, statutory, regulatory, or otherwise or any interest therein.

“Minerals” means all ores, and ores and concentrates derived therefrom, of precious, base and industrial minerals, which may be lawfully explored for, mined and sold pursuant to Mineral Rights and other instruments of title.

“Net Smelter Returns Royalty Agreement” means the Net Smelter Returns Royalty Agreement to be entered into at the Closing between Coeur and Buyer, in the form attached hereto as Exhibit A; provided that changes to the parties, changes to accommodate a service-based structure instead of a royalty-based structure, and corresponding edits, in each case to be mutually agreed may be made to such form based on further analysis by the parties.

“Note” means each of the promissory notes to be made and delivered from the Buyer in favor of Coeur, CSA or CEE, as applicable, with an aggregate initial principal amount equal to the amount of Cash set forth in the Pre-Closing Cash Certificate (as defined below), each in the form attached hereto as Exhibit B.

“Permitted Encumbrance” means (i) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens or privileges arising or incurred in the ordinary course of business, (iii) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (iv) any Encumbrance created by the Manquiri Credit Agreement, (v) any right, interest, lien, title or other Encumbrance of a lessor or sublessor under any lease or contractual right of production or other similar agreement or in the property being leased (including with respect to the San Bartolomé Project, all rights of COMIBOL and rights that other parties may have under the Mineral Rights Agreements); and (vi) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Encumbrances that do not materially interfere with the present use of the assets in the operation of the business of the Company.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Pre-Closing Tax Period” means a taxable period ending on or before the Closing Date.

“Pre-Closing Taxes” means, with respect to one or more Persons, Taxes of such Person or Persons for (a) any Pre-Closing Tax Period and (b) the portion of any Straddle Period ending on the Closing Date, determined as (i) in the case of a Tax that is not transaction-based, the total amount of such Tax for the full Tax period that includes the Closing Date multiplied by a fraction, the numerator of which is the number of days from the beginning of such Tax period to and including the Closing Date and the denominator of which is the total number of days in such full Tax period, and (ii) in the case of transaction-based Taxes, including any based on net income, other revenue or profit measures, the Tax that would be due with respect to such partial period, if such partial period were a full Tax period, apportioning income, revenue, gain, expenses, loss, depreciation, deductions and credits equitably based on an interim closing of the books.  For the avoidance of doubt, Pre-Closing Taxes include Item 1 and Item 4 on Schedule 4.8 of the Company Disclosure Schedules (the “Specified Tax Matters”);

“Real Property” means the real property owned, leased or subleased by the applicable party, together with all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the relevant party relating to the foregoing.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

“Return” means any return, declaration, report, statement, information statement and other document filed or required to be filed with respect to Taxes.

“San Bartolomé Project” means the San Bartolomé mine and associated milling operation located on the flanks of the Cerro Rico Mountain adjacent to the town of Potosi in Bolivia.

“Seller Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by the Sellers of their obligations under this Agreement or the Ancillary Agreements to which a Seller will be a party or the consummation of the transactions contemplated hereby or thereby.

“Straddle Period” means a taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which at least 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.

“Taxes” means any and all taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority.

“VAT” means value added Tax on goods and services or any other similar Tax.

Section 1.2             Table of Definitions.  The following terms have the meanings set forth in the Sections referenced below:

Definition	Location

Agreement	Preamble
Balance Sheet	4.15(a)
Basket Amount	9.5(a)(i)
Buyer	Preamble
Buyer Fundamental Representations	9.1(a)
Buyer Indemnified Parties	9.2
Cap	9.5(a)(i)
Cash Date	6.9(a)
CEE	Preamble
Claim Information	9.4(a)
Closing	2.2(a)
Closing Date	2.2(a)
Coeur	Preamble
Company	Preamble
Company Disclosure Schedules	Article IV
Company IP	4.17
Company/Sellers Fundamental Representations	9.1(a)
Conditions Satisfied Date	8.2(k)
Confidentiality Agreement	6.5
Contracts	4.12(a)

Definition	Location

Credit Agreement Guaranty	6.13(a)
CSA	Preamble
Designation Period	6.18
Environmental Laws	4.11(f)(i)
Environmental Permits	4.11(f)(ii)
Financial Statements	4.15(a)
Hazardous Materials	4.11(f)(iii)
Indemnified Party	9.4(a)
Indemnifying Party	9.4(a)
Interim Financial Statements	4.15(a)
Manquiri Refinancing	6.13(a)
Material Contracts	4.12(a)
Mineral Rights Agreements	4.9(a)
Nominee Shareholders	6.18
Permits	4.7(b)
Post-Closing Cash Certificate	6.9(b)
Pre-Closing Cash Certificate	6.9(a)
Release	4.11(f)(iv)
Securities Act	5.5
Seller Indemnified Parties	9.3
Seller Reclamation Amount	6.12(a)
Sellers	Preamble
Shares	Recitals
Specified Litigation Matters	9.2(b)
Specified Tax Matters	1.1
Termination Date	10.1(c)
Third Party Claim	9.4(a)
Transfer Taxes	7.3
VAT Payment Amounts	6.10
VAT Refunds	6.10

ARTICLE II
PURCHASE AND SALE

Section 2.1             Purchase and Sale of the Shares.  Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall sell, assign, transfer, convey and deliver the Shares to the Buyer, and the Buyer shall purchase the Shares from the Sellers, free and clear of all Encumbrances (other than Permitted Encumbrances), for the consideration specified below in this Article II.

Section 2.2             Closing.

(a)            The sale and purchase of the Shares shall take place at a closing (the “Closing”) to be held at the offices of Coeur, 104 S. Michigan Avenue, Suite 900, Chicago, Illinois 60603, at 10:00 a.m., Chicago time, on the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VIII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as Coeur and Buyer mutually may agree in writing.  The day on which the Closing takes place is referred to as the “Closing Date.”

(b)           At the Closing:

(i)            the Buyer shall deliver, or cause to be delivered, to the Sellers, the Notes;

(ii)           the Company shall deliver to each of the Sellers, the Guaranty Agreement;

(iii)          the Sellers shall deliver, or cause to be delivered, to the Buyer certificates representing the Shares, duly endorsed to the respective party pursuant to this Agreement;

(iv)          the Company shall register the transfer of the Shares on its Book of Registry of Shares, free and clear of any Encumbrances, with the participation and signature of the corresponding corporate officers pursuant to its by-laws;

(v)           the Sellers shall deliver, or cause to be delivered, to the Buyer the Book of Registry of Shares and all Company Minute Books;

(vi)          Buyer shall deliver (or cause to be delivered) a duly executed counterpart signature page to the Net Smelter Returns Royalty Agreement to Coeur;

(vii)         Coeur shall deliver a duly executed counterpart signature page to the Net Smelter Returns Royalty Agreement to Buyer; and

(viii)        the parties shall deliver to each other all other agreements, documents, instruments or certificates required to be delivered at or prior to the Closing pursuant to this Agreement.

(c)            All payments hereunder shall be made by wire transfer of immediately available funds in United States dollars, and without reduction for any Taxes, to such account as may be designated to the payor by or on behalf of the payee at least two Business Days prior to the applicable payment date.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers hereby represent and warrant to the Buyer as follows:

Section 3.1             Organization.  Each of Coeur and CSA is a corporation duly organized, validly existing and in good standing under the laws of Delaware.  CEE is a corporation duly organized, validly existing and in good standing under the laws of Idaho.

Section 3.2             Authority.  Each Seller has the corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by each Seller of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action.  This Agreement has been duly executed and delivered by each Seller and, assuming due execution and delivery by each of the other parties hereto, constitutes the legal, valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).  Upon their execution, each of the Ancillary Agreements to which a Seller will be a party, will have been duly executed and delivered by such Seller and, assuming due execution and delivery by each of the other parties thereto, will constitute the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 3.3             No Conflict; Required Filings and Consents.

(a)            Except as set forth on Schedule 3.3 of the Company Disclosure Schedules, the execution, delivery and performance by the Sellers of this Agreement and each of the Ancillary Agreements to which a Seller will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

(i)            conflict with or violate the certificate of incorporation or bylaws of the applicable Seller;

(ii)           conflict with or violate any Law, or any notice, authorization, approval, order, permit or consent of or with any Governmental Authority, applicable to any Seller or by which any property or asset of a Seller is bound or affected;

(iii)          conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, or result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel, any material contract or agreement to which a Seller is a party;

(iv)          result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company;

except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Sellers to perform their obligations hereunder or that arise as a result of any facts or circumstances relating to the Buyer or any of its Affiliates.

(b)           The Sellers are not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Sellers of this Agreement and each of the Ancillary Agreements to which a Seller will be a party, or the consummation of the transactions contemplated hereby or thereby, except (i) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Sellers to perform their obligations hereunder or (iii) as may be necessary as a result of any facts or circumstances relating to the Buyer or any of its Affiliates.

Section 3.4             Shares.  Except as set forth on Schedule 3.4(a) of the Company Disclosure Schedules, each Seller is the record and beneficial owner of the number of Shares listed beside its name on Schedule 3.4(b) of the Company Disclosure Schedules, free and clear of any Encumbrance (other than any Permitted Encumbrance).  Each Seller has the right, authority and power to sell, assign and transfer its Shares to the Buyer.  Upon delivery to the Buyer of certificates for the Shares at the Closing, the Buyer’s delivery of the Notes and the registration of the Shares in the name of the Buyer in the share records of the Company, the Buyer shall acquire good, valid and marketable title to the Shares, free and clear of any Encumbrance (other than Permitted Encumbrances and as created by the Buyer).

Section 3.5             Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Sellers.

Section 3.6             Exclusivity of Representations and Warranties.  No Seller nor any of their Affiliates or Representatives is making any representation or warranty on behalf of any Seller of any kind or nature whatsoever, oral or written, express or implied (including, but not limited to, any relating to financial condition, results of operations, assets or liabilities of the Sellers), except as expressly set forth in this Article III, and each Seller hereby disclaims any such other representations or warranties.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedules attached hereto (collectively, the “Company Disclosure Schedules”), the Company hereby represents and warrants to the Buyer as follows:

Section 4.1             Organization and Qualification.  The Company is a company duly organized, validly existing and in good standing under the laws of Bolivia, and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 4.2             Authority.  The Company has the corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action.  This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by each of the other parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).  Upon their execution, each of the Ancillary Agreements to which the Company will be a party, will have been duly executed and delivered by the Company and, assuming due execution and delivery by each of the other parties thereto, will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.3             No Conflict; Required Filings and Consents.

(a)            Except as set forth on Schedule 4.3 of the Company Disclosure Schedules, the execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

(i)            conflict with or violate the articles of incorporation or bylaws of the Company;

(ii)           conflict with or violate any Law or any notice, authorization, approval, order, permit or consent of or with any Governmental Authority, applicable to the Company or by which any property or asset of the Company is bound or affected; or

(iii)          conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, or result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel, any Material Contract; or

(iv)          result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to be material to the Company or prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the transactions contemplated hereby, or that arise as a result of any facts or circumstances relating to the Buyer or any of its Affiliates.

(b)           The Company is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be a party, or the consummation of the transactions contemplated hereby or thereby, except (i) for such filings as may be required by any applicable securities or “blue sky” Laws, (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to be material to the Company or prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the transactions contemplated hereby, or (iii) as may be necessary as a result of any facts or circumstances relating to the Buyer or any of its Affiliates.

Section 4.4             Capitalization.

(a)            The paid-in capital stock of the Company consists of 12.422 shares of common stock, having a par value of Bolivianos 1000 per share, of which 12.422 shares of common stock are issued and outstanding and constitute the Shares.  All of the Company’s issued and outstanding capital stock is validly issued, fully paid and nonassessable and were issued in compliance with the articles of incorporation of the Company and all applicable Laws.  The Shares constitute all of the issued and outstanding capital stock of the Company.

(b)           There are no outstanding obligations, options, warrants, convertible securities, stock appreciation rights, profit interests or other rights, agreements, arrangements or commitments of any kind relating to the capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or any other interest in, the Company.  There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or to provide funds to, or make any investment in, any other Person.  There are no agreements or understandings in effect with respect to the voting or transfer of any of the capital stock of the Company.

Section 4.5             Equity Interests.  The Company does not own any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest in any Person.

Section 4.6             Absence of Certain Changes or Events.  From September 30, 2017 to the date of this Agreement (and not taking into account the transactions contemplated by this Agreement and the Ancillary Agreements), (i) there has not occurred any Material Adverse Effect and (ii) there has not been, other than in the ordinary course of business consistent with past practice, with respect to the Company, any:

(a)            amendment of the charter, by-laws or other organizational documents of the Company;

(b)           split, combination or reclassification of any shares of its capital stock;

(c)            issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(d)           declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock, except as set forth on Schedule 4.6(d) of the Company Disclosure Schedules;

(e)            material change in any method of accounting or accounting practice of the Company, except as required by Bolivian GAAP or as disclosed in the notes to the Financial Statements;

(f)            material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(g)           entry into any Contract that would constitute a Material Contract;

(h)           incurrence, assumption or guarantee of any indebtedness for borrowed money;

(i)            transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet (other than sales of inventory) or cancellation of any debts or entitlements;

(j)            transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property;

(k)           material damage, destruction or loss (whether or not covered by insurance) to its material property;

(l)            any capital investment in, or any loan to, any other Person;

(m)          acceleration, termination, material modification to or cancellation of any Material Contract to which the Company is a party or by which it is bound;

(n)           any material capital expenditures;

(o)           imposition of any Encumbrance, other than Permitted Encumbrances upon any of the Company properties, capital stock or assets, tangible or intangible;

(p)           (i) grant of any bonuses or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors or independent contractors, in each case whose annual base compensation exceeds 200,000 Bolivianos per year, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees, in each case whose annual base compensation exceeds 200,000 Bolivianos per year, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, or independent contractor, in each case whose annual base compensation exceeds 200,000 Bolivianos per year;

(q)           hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer whose annual base compensation exceeds 200,000 Bolivianos per year, except to fill a vacancy in the ordinary course of business;

(r)            adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, or independent contractor, in each case whose annual base compensation exceeds 200,000 Bolivianos per year, (ii) Employee Plan or (iii) collective bargaining or other agreement with a union or labor organization;

(s)           any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its current or former directors, officers and employees;

(t)            entry into a new line of business;

(u)           adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under applicable Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(v)           acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(w)          action by the Company to make, change or rescind any material Tax election, amend any Return or take any position on any Return, take any action, omit to take any action or enter into any other transaction that would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of the Company in respect of any Post-Closing Tax Period; or

(x)            any contract or agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.7             Compliance with Law; Permits.

(a)            The Company is, and since October 1, 2015 has been, in compliance in all material respects with all Laws applicable to it or its business, properties or assets.

(b)           The Company is in possession of all material permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for the Company to own, lease and operate its properties and to carry on its business as currently conducted (the “Permits”).  To the Knowledge of the Company, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any such Permit.

(c)            No representation or warranty is made under this Section 4.7 with respect to Taxes or environmental matters, which are covered exclusively by Sections 4.10 and 4.11, respectively.

Section 4.8             Litigation; Governmental Orders.  Except as set forth on Schedule 4.8 of the Company Disclosure Schedules, as of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened against or by the Company or otherwise affecting any of its properties or assets.  There is no outstanding order with any Governmental Authority against or affecting the Company or any of its material properties or assets.

Section 4.9             Property and Mineral Rights.

(a)            The Company’s Mineral Rights in the San Bartolomé Project are held through a special permit issued by COMIBOL, long-term lease agreements with COMIBOL, and Autorizaciones Transitorias Especiales (the “Mineral Rights Agreements”).  A true and complete list of the Mineral Rights Agreements is set forth on Schedule 4.9(a) of the Company Disclosure Schedules and true and complete copies of the Mineral Rights Agreements have been made available to the Buyer prior to the date hereof.

(b)           Except as set forth on Schedule 4.9(b) of the Company Disclosure Schedules, the Company does not own or have any interest, including any leasehold interest in any Real Property or any other Mineral Rights other than with respect to the San Bartolomé Project.

(c)            Except as set forth on Schedule 4.9(c) of the Company Disclosure Schedules, no person other than any counterparty to a Mineral Rights Agreement has any interest (other than Permitted Encumbrances) in the Company’s Mineral Rights or the production or profits therefrom or any royalty, license, fee or similar payment in respect thereof or any right to acquire any such interest.

(d)           Except as disclosed on Schedule 4.9(d)-1 of the Company Disclosure Schedules, the Company has not executed any mining lease agreements, option agreements, royalty agreements, streaming agreements, hedging agreements, off-take agreements, forward sales or similar contracts and there is no claim that might or could materially adversely affect the right of the Company to use, transfer or, in the case of an exploitation license, exploit the Mineral Rights or compromise the ability of the Company to undertake the activities presently conducted on the San Bartolomé Project.  Except as disclosed on Schedule 4.9(d)-2 of the Company Disclosure Schedules, there is no material adverse claim against or challenge to the title to or ownership of or leasehold interest in the Company’s Mineral Rights in the San Bartolomé Project, and, to the Knowledge of the Company, none have been threatened.

(e)           There are no material restrictions on the ability of the Company to use or exploit any of the Mineral Rights comprising the San Bartolomé Project, except (i) as set forth in the Mineral Rights Agreements, (ii) pursuant to applicable Law and (iii) as otherwise set forth on Schedule 4.9(e) of the Company Disclosure Schedules.

Section 4.10           Taxes.

(a)           All material Returns required to have been filed by or with respect to the Company have been timely filed (taking into account any extension of time to file granted or obtained), and such Returns have been duly and accurately prepared in all material respects.  All Taxes shown to be payable on such Returns have been paid or will be timely paid and all other material Taxes required to be paid by the Company have been timely paid, except for Taxes being contested in good faith by appropriate proceedings, each of which contests are set forth on Schedule 4.10(a) of the Company Disclosure Schedules.  All Taxes required to have been withheld by the Company have been withheld and paid over to the appropriate Governmental Authority in accordance with applicable Law.  No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Authority in writing against the Company that has not been satisfied by payment, settled or withdrawn.  There are no Tax liens on the assets of the Company (other than Permitted Encumbrances).  All Taxes not yet due and payable by the Company have been, in all material respects, properly accrued on the books of account of the Company in accordance with applicable accounting standards.

(b)           No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.  The amount of the Company’s liability for unpaid Taxes for all periods ending on or before the date of the most recent Financial Statement does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements.  The amount of the Company’s liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(c)            Schedule 4.10(c) of the Company Disclosure Schedules sets forth (i) those years, during the past 10 years, for which examinations by the taxing authorities have been completed and (ii) those years for which examinations by taxing authorities are presently being conducted.  Except as set forth on Schedule 4.10(c) of the Company Disclosure Schedules, All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(d)           The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(e)           The Company is, and since October 1, 2015 has been, in compliance in all material respects with all Tax Laws applicable to it or its business, properties or assets.

(f)            The representations and warranties contained in this Section 4.10 are the only representations and warranties being made with respect to Taxes.

Section 4.11           Environmental Matters.

(a)            The Company is, and since October 1, 2015 has been, in compliance in all material respects with applicable Environmental Laws and has obtained and is, and since October 1, 2015 has been, in compliance in all material respects with all Environmental Permits.  There are no claims alleging material violation of or liability pursuant to any Environmental Law pending or, to the Knowledge of the Company, threatened against the Company.  The Company has not received from any Person any written request for information pursuant to any Environmental Law or Environmental Permit, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements.

(b)           The Company has made available to the Buyer any and all reports, studies, audits, records, sampling data, site assessments and other similar documents in the possession or control of the Sellers or the Company pertaining to (i) compliance of the business of the Company with Environmental Laws or (ii) environmental conditions or Releases on, at, or under any currently or formerly owned, operated or leased Real Property or otherwise affecting assets of the Company.

(c)            Except as set forth on Schedule 4.11(c) of the Company Disclosure Schedules, the Company does not have any material liability or obligation (actual or contingent) relating to the cleanup, removal, remedial action, reclamation, restoration, or rehabilitation of land, water or any other environmental media.  There has been no Release or presence of or exposure to any Hazardous Material that would reasonably be expected to result in liability of the Company under any Environmental Law, except for such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Since October 1, 2015, the Company has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under any Environmental Law which are reasonably likely to be materially adverse to the Company.

(d)           There is no pending or, to the Knowledge of the Company, threatened investigation or information request by any Governmental Authority, nor any pending or, to the Knowledge of the Company, threatened Action against the Company either under any Environmental Laws or arising from the Release or presence of or exposure to Hazardous Materials.

(e)           The representations and warranties contained in this Section 4.11 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental, health or safety matter, including natural resources, related to the Company.

(f)            For purposes of this Agreement:

(i)            “Environmental Laws” means any Laws of any Governmental Authority in effect as of the date hereof relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata), or concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials;

(ii)           “Environmental Permits” means all Permits under any Environmental Law;

(iii)          “Hazardous Materials” means any chemical, product, by-product, co-product, material, substance, waste, radioactive and biological materials, petroleum and petroleum products or any fraction thereof, pollutant, emission, discharge, release or contaminant (whether solid, liquid or gas, noise, ion, vapor or electromagnetic and whether individually, or incorporated into a product, or a constituent of waste) that is regulated by or pursuant to, or that can result in liability under, any Environmental Law; and

(iv)          “Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or within any building or facility.

Section 4.12           Material Contracts.

(a)            Schedule 4.12 of the Company Disclosure Schedules lists each of the following written contracts and agreements (“Contracts”) of the Company (such contracts and agreements as described in this Section 4.12(a) being “Material Contracts”):  (i) Contracts relating to Indebtedness; (ii) joint venture, partnership or similar Contracts or arrangements; (iii) Contracts with any Governmental Authority; (iv) Contracts that restrict the ability of the Company to engage in any line of business; (v) Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other liability of any Person; (vi) any labor union agreement, collective bargaining agreement or similar labor agreement; (vii) employment agreements and similar Contracts which provide for an annual base compensation in excess of 300,000 Bolivianos per year; (viii) any material agreements that have not been entered into in the ordinary course of business; and (ix) Contracts between or among the Company on the one hand and any Seller or any Subsidiary of a Seller on the other hand.

(b)           Each Material Contract is valid and binding on the Company and, to the Knowledge of the Company, the counterparties thereto, and is in full force and effect.  The Company is not in breach of, or default under, any Material Contract, and to the Knowledge of the Company neither are the counterparties thereto, in each case, except for such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Complete and correct copies of each Material Contract (including all written modifications, amendments and supplements thereto and waivers thereunder) have been made available to the Buyer or will be made available to the Buyer prior to the Closing.

Section 4.13           Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

Section 4.14           Indebtedness.  Except for performance bonds supported by the Manquiri Credit Agreement in an amount not to exceed $10,000,000 as of the Closing Date and as set forth on Schedule 4.14 of the Company Disclosure Schedules, there is no Indebtedness of the Company.

Section 4.15           Financial Statements; Undisclosed Liabilities.

(a)           Copies of the audited balance sheet of the Company as at September 30, 2016, and the related statements of income and cash flows of the Company (the “Financial Statements”) and the unaudited consolidated balance sheet of the Company as at September 30, 2017 (the “Balance Sheet”), and the related statements of income and cash flows of the Company (the “Interim Financial Statements”), are attached hereto as Schedule 4.15 of the Company Disclosure Schedules.  Each of the Financial Statements and the Interim Financial Statements are based on the books and records of the Company and fairly presents, in all material respects, the financial position and results of operations of the Company as at the respective dates thereof and for the respective periods indicated therein and have been prepared in accordance with Bolivian GAAP, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes.

(b)           There are no debts or liabilities of the Company of a nature required to be reflected on a balance sheet prepared in accordance with Bolivian GAAP, other than any such debts or liabilities (i) reflected or reserved against on the Interim Financial Statements, the Financial Statements or the notes thereto, (ii) incurred since the date of the Balance Sheet in the ordinary course of business of the Company, (iii) for Taxes, or (iv) that are not individually or in the aggregate, material in amount.

Section 4.16           Title to and Sufficiency of Assets.  Except as set forth on Schedule 4.16(a) of the Company Disclosure Schedules, the Company owns good title to, or holds a valid leasehold interest in, all of the material real and personal property, plant and equipment used regularly by it in the conduct of its operations, free and clear of all Encumbrances, except for Permitted Encumbrances.  The assets owned or leased by the Company are sufficient for the continued conduct of the business of the Company after the Closing in substantially the same manner as conducted prior to the Closing, except as set forth on Schedule 4.16(b) of the Company Disclosure Schedules.

Section 4.17           Intellectual Property.  Schedule 4.17 of the Company Disclosure Schedules sets forth a true and complete list of all patents and patent applications, registered trademarks or service marks and applications to register any trademarks or service marks, registered copyrights and applications for registration of copyrights owned by the Company and used in the Company’s businesses (the “Company IP”).  All required filings and fees related to the Company IP have been timely filed with and paid to the applicable Governmental Authorities and all such registrations are in good standing.  The Company has made available to the Buyer true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Company IP.  The Company is the sole and exclusive legal and beneficial, and with respect to such registrations, record, owner of all right, title and interest in and to the Company IP, and, to the Knowledge of the Company, has the valid right to use all other Intellectual Property necessary for the conduct of the Company’s current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances.  The Company’s rights in the Company IP are valid, subsisting and enforceable.  The Company has taken reasonable steps to maintain the Company IP and to protect and preserve the confidentiality of all material trade secrets owned by the Company.  To the Knowledge of the Company, the conduct of the Company’s business and the products, processes and services of the Company, do not infringe or misappropriate the Intellectual Property or other rights of any Person.  There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or to the Knowledge of the Company, threatened (including in the form of offers to obtain a license): (i) against the Company alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company or (ii) by the Company alleging any infringement, misappropriation, dilution or violation by any Person of the Intellectual Property of the Company.

Section 4.18           Insurance.  Schedule 4.18 of the Company Disclosure Schedules sets forth a true and complete list of all insurance policies in force with respect to the Company, (copies of which have been made available to the Buyer) and, for each such policy, a description of the category of coverage, policy amounts and limits, term of coverage, premium amounts and provider.  Such insurance policies are in full force and effect as of the date hereof.  As of the date hereof, the Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such insurance policies.  All premiums due on such insurance policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each such insurance policy.  All such insurance policies are valid and binding in accordance with their terms and have not been subject to any lapse in coverage.  There are no claims related to the business of the Company pending under any such insurance policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.  The Company is not in material default under any provision contained in any such insurance policy.  To the Knowledge of the Company, the insurance policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Material Contracts to which the Company is a party or by which it is bound.

Section 4.19           Labor and Employment Matters.  All compensation, including wages, commissions and bonuses, that were required to be paid to employees, or independent contractors of the Company since October 1, 2015 have been paid in full.  Except as set forth on Schedule 4.19 of the Company Disclosure Schedules, the Company is not a party to any labor or collective bargaining contract that pertains to employees of the Company.  There are no pending or, to the Knowledge of the Company, threatened Actions concerning labor matters with respect to the Company, except for such Actions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company is, and since October 1, 2015, has been, in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Company.

Section 4.20           Employee Benefits.  Schedule 4.20 of the Company Disclosure Schedules sets forth a list of all material Employee Plans.  All material obligations of the Company under the Employee Plans have been satisfied and there are no material defaults or violations by any other Person in respect of the Employee Plans.  The Company is in compliance in all material respects with all applicable Laws respecting employment and employment practices.  There are no pending or, to the Knowledge of the Company, threatened Actions concerning Employee Plans with respect to the Company.

Section 4.21           Accounts.  Schedule 4.21 of the Company Disclosure Schedules sets forth a list of all bank accounts, deposit accounts, trading accounts and related accounts of the Company and, for each such account, each Person authorized to sign checks or initiate transactions.

Section 4.22           Books and Records.  The books of account, minute books, share record books and other records of the Company are complete and correct and have been maintained in all material respects in accordance with the Bolivian Commercial Code.  The minute books of the Company contain accurate and complete records of all meetings held, and corporate action taken by, the Sellers as shareholders and the Board of Directors of the Company.  At the Closing, all such books will be in the possession of the Buyer.

Section 4.23           Exclusivity of Representations and Warranties.  Neither the Company nor any of its Affiliates or Representatives is making any representation or warranty on behalf of the Company of any kind or nature whatsoever, oral or written, express or implied (including, but not limited to, any relating to financial condition, results of operations, assets or liabilities of the Company), except as expressly set forth in this Article IV, and the Company hereby disclaims any such other representations or warranties.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Sellers and the Company as follows:

Section 5.1             Organization.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Sweden and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 5.2             Authority.  The Buyer has the corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action.  This Agreement has been duly executed and delivered by the Buyer and, assuming due execution and delivery by each of the other parties hereto, constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).  Upon their execution, each of the Ancillary Agreements to which the Buyer will be a party, will have been duly executed and delivered by the Buyer and, assuming due execution and delivery by each of the other parties thereto will constitute the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 5.3             No Conflict; Required Filings and Consents.

(a)           The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which the Buyer will be a party and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)            conflict with or violate the certificate of incorporation or bylaws of the Buyer;

(ii)           conflict with or violate any Law, or any notice, authorization, approval, order, permit or consent of or with any Governmental Authority, applicable to the Buyer or by which any property or asset of the Buyer is bound or affected; or

(iii)          conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, or result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel, any material contract or agreement to which the Buyer is a party;

except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Buyer to perform their obligations hereunder or that arise as a result of any facts or circumstances relating to the Sellers or any of their Affiliates.

(b)           The Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which the Buyer will be a party or the consummation of the transactions contemplated hereby or thereby, except (i) for such filings as may be required by any applicable federal or state securities or “blue sky” laws, (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Buyer to perform its obligations hereunder or (iii) as may be necessary as a result of any facts or circumstances relating to the Sellers or any of their Affiliates.

Section 5.4             Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.

Section 5.5             Investment Intent.  The Buyer is acquiring the Shares for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Shares in a manner that would violate the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).  The Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws.  The Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 5.6             Solvency.  Upon consummation of the transaction contemplated hereby, the Buyer will not (a) be insolvent or left with unreasonably small capital, (b) have incurred debts beyond its ability to pay such debts as they mature, or (c) have liabilities in excess of the reasonable market value of their assets.

Section 5.7             Buyer’s Investigation and Reliance.  None of the Sellers, the Company nor any of their respective Affiliates or Representatives have made any representation or warranty, express or implied, as to the accuracy or completeness of any information concerning the Company contained herein or made available in connection with the Buyer’s investigation of the Company, except as expressly set forth in this Agreement, and the Sellers, the Company and their respective Affiliates and Representatives expressly disclaim any and all liability that may be based on such information or errors therein or omissions therefrom.  The Buyer has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by any Seller, the Company, or any their respective Affiliates or Representatives, except as expressly set forth in Article III, with respect to representations made only by each of the Sellers as to itself, and Article IV, with respect to representations made only by the Company as to itself.  None of the Sellers, the Company or any of their respective Affiliates or Representatives shall have or be subject to any liability to the Buyer or any other Person resulting from the distribution to the Buyer, or the Buyer’s use of, any information, documents or materials made available to the Buyer, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement.  None of the Sellers, the Company or any of their respective Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company.  The Buyer acknowledges that the Buyer shall acquire the Company on an “as is” and “where is” basis, except as otherwise expressly set forth in Article IV.  The Buyer acknowledges and agrees that the representations and warranties in Article III are the result of arms’ length negotiations between sophisticated parties and such representations and warranties are made, and the Buyer is relying on such representations and warranties, solely for the purposes of (a) rights to indemnification under Article IX, (b) Section 8.2(a) and (b) hereof and (c) Section 10.1 hereof.

Section 5.8             Exclusivity of Representations and Warranties.  Neither the Buyer nor any of its Affiliates or Representatives is making any representation or warranty on behalf of the Buyer of any kind or nature whatsoever, oral or written, express or implied (including, but not limited to, any relating to financial condition, results of operations, assets or liabilities of the Buyer), except as expressly set forth in this Article V, and the Buyer hereby disclaims any such other representations or warranties.

ARTICLE VI
COVENANTS

Section 6.1             Conduct of the Company Prior to the Closing.  Except as otherwise contemplated by this Agreement or as set forth on Schedule 6.1 of the Company Disclosure Schedules, between the date of this Agreement and the Closing Date, unless the Buyer shall otherwise provide its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the business of the Company shall be conducted only in the ordinary course of business in all material respects.  Except as otherwise contemplated by this Agreement or as set forth in Schedule 6.1 of the Company Disclosure Schedules, between the date of this Agreement and the Closing Date, without the prior consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company:

(a)            will not amend its articles of incorporation or bylaws or equivalent organizational documents;

(b)           will not issue, sell, transfer, assign, pledge or otherwise dispose of any shares of capital stock of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares or equity interests or split, combine, reclassify or create a new class of shares of capital stock;

(c)            will not declare, set aside, make or pay any non-cash dividend or other distribution on or with respect to any of its capital stock or other equity or ownership interest;

(d)           will not sell, lease, license or enter into or terminate any lease of any Real Property or any Mineral Rights or any renewals thereof, other than ordinary course renewals of Mineral Rights as required by current renewal dates;

(e)            will not acquire, directly or indirectly, in one transaction or a series of related transactions, any corporation, partnership, limited liability company, other business organization or division thereof or any assets other than in the ordinary course of business, in each case that is material to the Company;

(f)            will not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of the Company;

(g)           will not enter into any new line of business outside of its existing business;

(h)           will not accelerate the collection of any accounts receivable or delay the payment of any accounts payable, in each case in a manner, or to an extent, outside of the ordinary course of business and inconsistent with best practice;

(i)             will use reasonable efforts to preserve and maintain the properties and assets owned, operated and used by the Company, subject to the Company operating its business in the ordinary course;

(j)             will pay its debts, Taxes and other obligations in accordance with past practice;

(k)            will use reasonable efforts to defend and protect its properties and assets from infringement or usurpation in accordance with past practice;

(l)             will perform all of its material obligations under all Material Contracts relating to or affecting its properties, assets or business;

(m)           will maintain its books and records in accordance with past practice;

(n)           will comply in all material respects with all applicable Laws; and

(o)           will not propose, authorize, agree, commit or otherwise become obligated to do any of the foregoing.

Section 6.2             Covenants Regarding Information.

(a)            From the date hereof until the Closing Date, upon reasonable notice, the Company shall afford the Buyer and its Representatives reasonable access to the properties, offices, plants and other facilities, books and records of the Company for any reasonable purpose related to this Agreement and the transactions contemplated hereby; provided, that any such access shall be conducted at the Buyer’s expense, during normal business hours, under the supervision of the Company’s personnel and in such a manner as not unreasonably to interfere with the normal operations of the Company.  Notwithstanding anything to the contrary in this Agreement, upon notice to the Buyer thereof, the Company shall not be required to provide access to any information to the Buyer or its Representatives if the Company determines, in its reasonable discretion, that (i) such access would jeopardize any attorney-client or other legal privilege, (ii) such access would contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof, (iii) the information to be accessed is pertinent to any litigation in which the Company or any of its Affiliates, on the one hand, and the Buyer or any of its Affiliates, on the other hand, are adverse parties, (iv) the information to be accessed should not be disclosed due to its competitively sensitive nature, or (v) the information to be accessed relates to any consolidated, combined or unitary Return filed by any of the Sellers, the Company or any of their Affiliates or any of their respective predecessor entities.

(b)           In order to facilitate the resolution of any claims made against or incurred by the Sellers (as it relates to the Company), for a period of seven years after the Closing or, if shorter, the applicable period specified in the Buyer’s document retention policy, the Buyer shall (i) retain the books and records relating to the Company relating to periods prior to the Closing and (ii) afford the Representatives of the Sellers reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such books and records; provided, however, that the Buyer shall notify the Sellers in writing at least 30 days in advance of destroying any such books and records prior to the seventh anniversary of the Closing Date in order to provide the Sellers the opportunity to copy such books and records in accordance with this Section 6.2.

Section 6.3             Notification of Certain Matters.  Until the Closing, each party hereto shall promptly notify the other parties in writing of: (a) any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to (i) result in any of the conditions set forth in Article VIII of this Agreement becoming incapable of being satisfied, (ii) result in a Material Adverse Effect, or (iii) result in any representation or warranty made by such party hereunder not being true and correct; (b) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (c) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (d) any Actions commenced or threatened against, relating to or involving such party.  A party’s receipt of any such information shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any party in this Agreement and shall not be deemed to amend or supplement any Disclosure Schedules delivered in connection with this Agreement.

Section 6.4             Intercompany Arrangements.  Except as otherwise contemplated by this Agreement or the Ancillary Agreements, all intercompany and intracompany accounts, indebtedness, transactions or contracts between Coeur and its Subsidiaries, on the one hand, and the Company, on the other hand, shall be cancelled and/or settled without the need for any further documentation, immediately prior to the Closing.

Section 6.5             Confidentiality.  Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other parties in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement dated November 23, 2017 between Minas Santa María de Moris S.A. de C.V. and Coeur and the Joinder thereto dated December 22, 2017 (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the parties under this Section 6.5 shall terminate; provided, that after the Closing Date, the Confidentiality Agreement shall terminate only in respect of that portion of the Confidential Information (as defined in the Confidentiality Agreement) exclusively relating to the transactions contemplated by this Agreement.  If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

Section 6.6             Consents and Filings; Further Assurances.

(a)            Each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (i) obtain from Governmental Authorities and any other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and (ii) make all necessary filings and any other required submissions with respect to this Agreement and each Ancillary Agreement, as the case may be, as required under applicable Law.

(b)           Each of the parties shall promptly notify the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other parties to review in advance any proposed communication by such party to any Governmental Authority.  No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting.  Subject to the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing.  Subject to the Confidentiality Agreement, the parties will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

Section 6.7             Public Announcements.  The parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties shall issue any press release or make any public statement prior to obtaining the other parties’ written approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law or any listing agreement of Coeur.

Section 6.8             Directors’ and Officers’ Indemnification.

(a)            The Buyer agrees that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Company, as provided in the Company’s certificate of incorporation, bylaws or other similar governing documents, shall survive the Closing and shall continue in full force and effect for a period of not less than six years and that the Company will perform and discharge the obligations to provide such indemnity and exculpation after the Closing; provided, however, that all rights to indemnification and exculpation in respect of any Action arising out of or relating to matters existing or occurring at or prior to the Closing Date and asserted or made within such six-year period shall continue until the final disposition of such Action; provided, further, that all rights to indemnification are subject to and conditioned on the parties claiming such indemnification using their reasonable efforts to seek full recovery under all insurance policies covering any such matter to the same extent as they would if such matter were not subject to indemnification as provided in the Company’s certificate of incorporation, bylaws or other similar governing documents.  From and after the Closing, the Buyer shall not, and shall cause each of its Subsidiaries and Affiliates (including the Company) not to, amend, repeal or otherwise modify the indemnification provisions of the Company’s certificate of incorporation, bylaws or other similar governing documents as in effect at the Closing in any manner that would adversely affect the rights thereunder of individuals who at the Closing were directors, officers, employees, or agents of the Company.

(b)           In the event Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, Buyer shall make proper provision so that the successors and assigns of Buyer or the Company, as the case may be, shall assume the obligations set forth in this Section 6.8.

(c)            The provisions of this Section 6.8 shall survive the consummation of the Closing and continue for the periods specified herein.  This Section 6.8 is intended to benefit the directors, officers, employees and agents of the Company and any other Person or entity (and their respective heirs, successors and assigns) referenced in this Section 6.8 or indemnified hereunder, each of whom may enforce the provisions of this Section 6.8 (whether or not parties to this Agreement).  Each of the Persons referenced in the immediately preceding sentence are intended to be third party beneficiaries of this Section 6.8.

(d)           Prior to the Closing, Coeur shall procure the provision of a three-year officers’ and directors’ liability tail insurance policy in respect of acts or omissions occurring prior to the Closing Date covering each of the Company’s directors and officers currently covered by Coeur’s directors’ and officers’ liability insurance policy on terms with respect to coverage and in amounts not materially less favorable than those of such policy in effect on the date hereof.

Section 6.9             Cash Amount.

(a)           At least two days prior to the Closing Date, Coeur shall deliver to the Buyer a good faith estimate (the “Pre-Closing Cash Certificate”) of the amount of Cash of the Company as of the earlier of (x) the close of business on January 31, 2018 and (y) the Closing (the “Cash Date”).

(b)           As soon as reasonably practicable and in no event later than 20 days following the Closing, Buyer shall deliver a certificate from its chief financial officer to Coeur setting forth in reasonable detail, and certifying to, the amount of Cash of the Company at the Cash Date (the “Post-Closing Cash Certificate”).  If the amount of Cash set forth in the Post-Closing Cash Certificate exceeds the amount of Cash set forth in the Pre-Closing Cash Certificate, such excess amount shall be apportioned and added to the principal amount of the Notes and paid to the Sellers together with the Buyer’s repayment of the Notes.  If the amount of Cash set forth in the Pre-Closing Cash Certificate exceeds the amount of Cash set forth in the Post-Closing Cash Certificate, then such excess amount shall be apportioned and deducted from the principal amount of the Notes.  The parties agree to take all action reasonably necessary to promptly effectuate any such change to the principal amount of the Notes, including making appropriate adjustments to the amount of the monthly installment payments of the Notes.

(c)          The Buyer and the Company will provide Coeur and its Representatives (at Coeur’s own expense) reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, books and records of the Company and to any other information reasonably requested for purposes of reviewing the amounts and calculations set forth in the Post-Closing Cash Certificate.  The Buyer and the Company shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the amounts set forth in the Post-Closing Cash Certificate; provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after Coeur has signed an agreement relating to access to such work papers in form and substance acceptable to such accountant.

(d)           Between the Cash Date and the Closing Date (if applicable), the Company shall not pay any (i) dividend or distribution of profits to the Sellers or (ii) management fees, advisory fees or similar service fees to the Sellers.  In the event any such payments are made between the Cash Date and the Closing Date, the parties agree to appropriately adjust the principal amount of the Notes.

Section 6.10           VAT Refund.

(a)            Following the Closing, Buyer agrees to use reasonable best efforts, diligently pursue and to take any action permissible to collect any VAT refund or credit from a Governmental Authority with respect to the Company for any period (or portion thereof) ending on or before the Closing Date (each, a “VAT Refund” and collectively, the “VAT Refunds”).  Promptly, and no later 15 Business Days following receipt by Buyer or any of its Subsidiaries (including the Company) or Affiliates of any such VAT Refund, Buyer shall deliver to Coeur by wire transfer of immediately available funds, the amount of such VAT Refund net of (i) any applicable withholding Taxes, financial transaction Taxes and similar Taxes, (ii) any applicable commissions to the Bolivian Central Bank and similar commissions, (iii) any discounts incurred to exchange any VAT credit or certificate into immediately available funds, and (iv) the reasonable and documented out-of-pocket fees and expenses incurred by Buyer and its Subsidiaries to pursue such VAT Refund (not to exceed the amount of the VAT Refund) (each, a “VAT Payment Amount” and collectively, the “VAT Payment Amounts”); provided, that the Buyer shall use commercially reasonable efforts to, and to cause the Company to, maintain the Company’s bank accounts in the United States and to pay any VAT Payment Amount from such accounts in the United States.  Prior to incurring any third-party expenses Buyer shall confer with Coeur to ensure such expense would be deducted from any VAT Refund or, in the sole discretion of Buyer, to require Coeur to pay such third-party expenses as incurred, and in either case provide Coeur the ability to retain any alternative third-party at its own expense.  Prior to paying any VAT Payment Amount to Coeur, Buyer shall deliver a certificate from its chief financial officer, certifying to such VAT Payment Amount and providing reasonable detail regarding the calculation thereof, including the fees and expenses incurred to pursue the related VAT Refund.

(b)           At any time following Closing, Coeur shall have the right to assume, at its own expense, the obligation to pursue any or all VAT Refunds.  In the event Coeur assumes such obligation, the Buyer and the Company shall assist and cooperate fully with Coeur.  Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters and furnishing employees to assist in the matter.

Section 6.11           Company Shareholders Meeting.  Immediately following the Closing, the Buyer shall hold a shareholders meeting of the Company appointing a new board of directors and retaining Humberto Rada as director and “sindico” of the Company and electing new officers of the Company and approving the past functions of the directors, “sindicos” and officers of the Company.

Section 6.12           Reclamation Guaranty.

(a)            If, following Closing and prior to the one year anniversary of the Closing Date, the Company permanently ceases all operating activities with respect to the San Bartolomé Project and the Company incurs expenses in connection with fulfilling its legally required mine reclamation responsibilities as a result of such cessation of operating activities then Coeur shall pay 50% of such reclamation expenses, with Coeur’s aggregate obligation hereunder not to exceed $9.1 million (the “Seller Reclamation Amount”); provided, that any such cessation of operating activities shall be effected in accordance in all material respects with the Mine Closure Plan contained in the Environmental License for the San Bartolomé Project, as the same may be amended from time to time, and otherwise in compliance with all applicable requirements of any Governmental Authority and Coeur’s payment obligations hereunder shall exclude any expenses incurred in excess of those that would have been incurred in connection with reclamation effected in compliance with (and not in excess of those required by) such Mine Closure Plan or applicable Governmental Authority requirements.  Coeur shall make any such reclamation payments within ten Business Days following receipt of a certificate from the chief financial officer of the Buyer setting forth in reasonable detail (including attaching receipts), and certifying to, the amount of such expenses.  Upon request from Coeur, the Buyer shall provide Coeur with reasonably requested additional documentation and information to verify the amount and validity of the expenses to be paid pursuant to this Section 6.12(a).  The Buyer shall notify Coeur in writing and at least 30 days prior to taking action in connection with the cessation of operating activities.  Following receipt of such notice Coeur may elect to be consulted by Buyer and the Company in regards to all planned or potential reclamation activities.  The Buyer agrees that in no event shall Coeur or its Subsidiaries or Affiliates be responsible for any amounts in connection with the cessation of operating activities with respect to the San Bartolomé Project in excess of the Seller Reclamation Amount.  The Buyer and the Company shall use commercially reasonable efforts to minimize such expenses and not incur expenses beyond those reasonably required to meet the legal requirements in connection with the closing and decommissioning of the San Bartolomé Project; provided, that any noncompliance with the foregoing shall relieve Coeur of its payment obligations only with respect to those expenses arising from such noncompliance.

(b)           If, following Coeur’s payment of any such reclamation amount, the Buyer and/or the Company, restart operation of the San Bartolomé Project, the Buyer shall promptly pay to Coeur, or provide for payment in a manner acceptable to Coeur in its reasonable discretion, by wire transfer of immediately available funds, the aggregate amount paid by Coeur pursuant to clause (a) above.

(c)            Notwithstanding anything to the contrary contained herein, Coeur’s obligation to make any payments pursuant to clause (a) above shall (i) automatically terminate and no longer be of any force or effect immediately upon any of the Buyer’s or the Company’s breach of any of its obligations under any of the Notes or the Guaranty Agreement, respectively, that remains uncured for a period of 30 days, including any failure to make any payments thereunder when required and (ii) not exceed the aggregate amount, as adjusted from time to time, that has actually been paid to the Sellers pursuant to the Notes (it being understood that in no event shall Coeur may any payments pursuant to this Section 6.12 in excess of the Seller Reclamation Amount).

(d)           Any payment made pursuant to this Section 6.12 shall be treated by the parties hereto, to the extent permitted by Law, for applicable Tax purposes, as an adjustment to the consideration paid or received by such party, as applicable, in connection with the transactions contemplated by this Agreement.

Section 6.13           Manquiri Credit Agreement Guaranty.

(a)            Following the Closing, the parties agree that the Buyer may seek to extend the term of the Manquiri Credit Agreement or enter into a new line of credit following termination of the Manquiri Credit Agreement (each, a “Manquiri Refinancing”).  In the event that the lender under such credit facility requires a guaranty from Coeur (a “Credit Agreement Guaranty”), Coeur agrees to cooperate with the Buyer in connection with such request and provide such guaranty on commercially reasonable terms but in any event with such guaranty terminating and no longer being in effect on the one year anniversary of the Closing Date; provided, that the Company was in compliance in all material respects, as of the date of such extension of the Manquiri Credit Agreement or entry into the new line of credit, with the terms of the Manquiri Credit Agreement; provided, further, that Coeur shall have no obligation to guarantee any Manquiri Refinancing if an “Event of Default” under and as defined in any Note or the Guaranty Agreement has occurred and is continuing on the date of such Manquiri Refinancing.  For the avoidance of doubt, the cost of any such Manquiri Refinancing are obligations of the Buyer and the Company and not Coeur or any of the Sellers.

(b)           The Buyer agrees that following the Closing, if and to the extent Coeur provides a guaranty as described above, then until the termination of Coeur’s guaranty obligations that shall not extend past the one-year anniversary of the Closing Date, the Buyer agrees to, and shall cause the Company to (i) comply in all material respects with the terms of, and avoid any default under the Manquiri Credit Agreement, including any extension thereof and any new credit agreement entered into, including seeking modifications to the applicable credit agreement to avoid any such default, (ii) except as specifically contemplated by this Agreement or the Ancillary Agreements or as set forth on Exhibit D, not declare or pay any dividends or return any capital to shareholders of the Company and (iii) maintain a liquidity ratio of the Company equal to at least 2:1 whereby the Company has unrestricted Cash equal to at least two times the amounts drawn under the Manquiri Credit Agreement, including for periods after any Manquiri Refinancing.  Prior to the Closing, the Buyer agrees to take into account and consider in good faith any proposals from the Sellers to update Exhibit D and the parties agree that Exhibit D may be amended if mutually agreed.

(c)            Notwithstanding anything to the contrary contained herein, (x) the Credit Agreement Guaranty and Coeur’s obligations pursuant to clause (a) above shall (i) automatically terminate and no longer be of any force or effect immediately upon any of the Buyer’s or the Company’s breach of any of its obligations under any of the Notes or the Guaranty Agreement, respectively, that remains uncured for a period of 30 days, including any failure to make any payments thereunder when required and (ii) not exceed the aggregate amount, as adjusted from time to time, that has actually been paid to the Sellers pursuant to the Notes as of the date any payment is required by Coeur under a Credit Agreement Guaranty, and (y) upon any payment by Coeur in respect of a Credit Agreement Guaranty, the Buyer shall reimburse Coeur for the amount of such payment, plus any reasonable expenses incurred by Coeur in connection therewith, either promptly in cash or by issuing a promissory note to Coeur with a tenor of one year and an interest rate of 5.0% per annum and otherwise on terms reasonably acceptable to Coeur and the Buyer.

(d)           Any payment made pursuant to this Section 6.13 shall be treated by the parties hereto, to the extent permitted by Law, for applicable Tax purposes, as an adjustment to the consideration paid or received by such party, as applicable, in connection with the transactions contemplated by this Agreement.

Section 6.14           Transition Services.  For a period of one year commencing on the Closing Date and terminating on the one-year anniversary thereof, Coeur covenants to provide, or cause to be provided, to the Buyer, at no cost to the Buyer, on a good faith basis using commercially reasonable efforts, reasonable technical consultation services relating to the San Bartolomé Project, which may include temporary secondments in Coeur’s reasonable discretion; provided, that notwithstanding the foregoing, such secondments shall be at the Buyer’s expense.  Subject to the foregoing, Coeur shall have the right, in its reasonable discretion, to (i) designate which personnel it will assign to perform such technical consultation services and (ii) remove and replace such personnel at any time.  In no event shall this covenant be construed to obligate Coeur to (x) maintain the employment of any specific employee or acquire any additional equipment, software or other resources or (y) provide any technical consultation services if the provision of such services may violate any Laws or any agreement or license to which Coeur or an Affiliate of Coeur is subject.  No right, title or interest in or to any intellectual property right of any party hereto shall be affected, transferred or licensed by virtue of this covenant.

Section 6.15           Exclusivity.

(a)            Prior to the Closing, the Sellers shall not, and shall not authorize or permit any of their Affiliates (including the Company) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal.  The Sellers shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal.  For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than the Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

(b)           The Sellers agree that the rights and remedies for noncompliance with this Section 6.15 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Buyer and that money damages would not provide an adequate remedy to the Buyer.

Section 6.16           Performance Bonds; Amendment to Manquiri Credit Agreement.  No later than 120 days after the Closing Date, Coeur shall post a letter of credit or other form of credit support for existing and future performance bonds required to obtain VAT Refunds, and Coeur and the Company shall use their commercially reasonable efforts to cause Banco BISA S.A. to accept such letter of credit or other credit support.  Following the date of this Agreement, Coeur, the Company and the Buyer shall use their commercially reasonable efforts to (x) cause Banco BISA S.A. and the Company, and the other parties thereto if any, to amend, modify, or revise Section 3.9.3(e) of the Manquiri Credit Agreement or provide or obtain (as applicable) a waiver thereunder if and to the extent necessary for Buyer to satisfy its obligations to the Sellers under the Notes and (y) for 30 days following Closing, work together to effect a mutually acceptable alternative structure in connection with Buyer’s obligations under the Notes.  Following the completion of the 30-day period described in clause (y) of the foregoing sentence, at the Sellers’ request, Buyer shall cause the Company to pay the Sellers directly either under the Guaranty Agreement or otherwise in satisfaction of the Buyer’s obligations under the Notes.

Section 6.17           Short-Form Agreement; Translation.  Following the date hereof and prior to the Closing, the parties agree to work together to prepare a short-form version of this Agreement in Spanish; provided, that regardless of any such creation of such short-form version of this Agreement, this English language version shall prevail and shall govern in case of any differences or alleged differences, and shall not affect the rights or obligations of the parties hereof, nor the interpretation of this Agreement.  The Buyer’s counsel will prepare the first draft of such short-form version of this Agreement.  The third-party costs (other than attorneys fees) associated with preparing such short-form version of this Agreement shall be paid 50% by the Buyer and 50% by Coeur; provided, that in no event shall the Sellers’ aggregate expenses (including reasonable attorney’s fees) in connection with the short-form version of this Agreement exceed $2,500.

Section 6.18           Nominee Shareholders.  As soon as practicable after the date of this Agreement, but in no event later than February 28, 2018 (such period, the “Designation Period”), the Buyer will designate two Subsidiaries or Affiliates of the Buyer or other Persons selected by the Buyer to receive a de minimis portion of the Shares at the Closing (the “Nominee Shareholders”).  The Buyer agrees to select Nominee Shareholders that do not have any adverse impact on the Sellers.

Section 6.19           Update of Disclosure Schedules.  As soon as reasonably practicable following the date hereof, the Sellers and the Company shall deliver to Buyer a supplement or update to Schedule 4.12(a)(v), Schedule 4.12(a)(vii) and Schedule 4.21 of the Company Disclosure Schedules and the matters contained in such supplement or update shall be deemed to amend this Agreement and the Company Disclosure Schedules effective as of the date of this Agreement for all purposes hereunder.

ARTICLE VII
TAX MATTERS

Section 7.1             Preparation and Filing of Returns.

(a)            Coeur shall prepare and, with the Buyer’s cooperation, timely file, or cause to be prepared and timely filed, all Returns that are required to be filed after the Closing Date by or with respect to the Company for all Pre-Closing Tax Periods.  The Buyer shall prepare and file, or cause to be prepared and filed, all Returns that are required to be filed after the Closing Date by or with respect to the Company for all Straddle Periods, and Coeur shall cooperate with the Buyer in the preparation of all such Returns.

(b)           Each Return contemplated by Section 7.1(a) shall be prepared consistent with the past practice of the Company, except as otherwise required by applicable Law.  At least sixty days prior to the date on which any such Return prepared by a party hereto is to be filed, such party shall provide to the opposite party drafts of such Return.  Such opposite party shall have the right to review, provide comments on, and approve each such Return, and the preparing party shall accept the opposite party’s reasonable comments thereon and make the related changes before finalizing and filing such Returns.  The parties acknowledge that the time periods set out above may be inappropriate for certain Returns having regard to the date on which each such Return is to be filed.  In such cases, the parties shall, acting reasonably, adopt appropriate periods for complying with this Section 7.1.

Section 7.2             Cooperation of Tax Matters.  Coeur and the Buyer, and their respective Affiliates, shall cooperate in (i) the preparation and filing of any Returns of the Company for Pre-Closing Tax Periods or Straddle Periods and (ii) the conduct of any Tax audit, Tax contest, or similar proceeding of the Company, as reasonably requested by the other party.  Such cooperation shall include, but not be limited to, the retention and (upon the other parties’ request) the provision of records and information that are reasonably relevant to any such matter and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 7.3             Transfer Taxes.  All transfer, documentary, sales, use, stamp, recording, property, registration and similar Taxes, and all conveyance fees, recording charges and other charges and fees (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be paid 50% by the Buyer and 50% by Coeur.  All Returns and other documentation with respect to Transfer Taxes shall be prepared and filed by the party customarily responsible for filing such Returns.

Section 7.4             Amended Returns.  After the Closing Date, the Company will not amend any Return filed either before the Closing Date or pursuant to Section 7.4 without the consent of Coeur, which consent shall not be unreasonably withheld, conditioned, or delayed.

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.1             Conditions to Obligations of the Sellers and the Company.  The obligations of the Sellers and the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Coeur in its sole discretion:

(a)            (i) The representations and warranties of the Buyer contained in Section 5.2, Section 5.4 and Section 5.5 shall be true and correct in all respects both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date and (ii) all other representations and warranties of the Buyer contained in Article V shall be true and correct as of the date of this Agreement and as of the Closing Date, or in the case of representations and warranties made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, have or reasonably be expected to have a Buyer Material Adverse Effect.

(b)           The Buyer shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

(c)            Coeur shall have received from the Buyer a certificate to the effect set forth in clauses (a) and (b) above, signed by a duly authorized officer thereof.

(d)           There shall not be in force any order, judgment, injunction, decree or ruling by or before any Governmental Authority of competent jurisdiction restraining, enjoining, prohibiting, invalidating or otherwise preventing the consummation of the transactions contemplated hereby.

Section 8.2             Conditions to Obligations of the Buyer.  The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a)            (i) The representations and warranties of the Sellers contained in Section 3.2, Section 3.4 and Section 3.5 shall be true and correct in all respects both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date and (ii) all other representations and warranties of each Seller contained in Article III shall be true and correct as of the date of this Agreement and as of the Closing Date, or in the case of representations and warranties made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, have or reasonably be expected to have a Seller Material Adverse Effect.

(b)           (i) The representations and warranties of the Company contained in Section 4.2, Section 4.4(a) and Section 4.13 shall be true and correct in all respects (except in the case of Section 4.4(a) for de minimis inaccuracies) both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date (except in the case of Section 4.4(a) for de minimis inaccuracies) and (ii) all other representations and warranties of the Company contained in Article IV shall be true and correct as of the date of this Agreement and as of the Closing Date, or in the case of representations and warranties made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(c)            Each of the Sellers shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

(d)           The Company shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

(e)            The Buyer shall have received from Coeur a certificate to the effect set forth clauses (a) and (c) above, signed by a duly authorized officer thereof.

(f)            The Buyer shall have received from the Company a certificate to the effect set forth clauses (b) and (d) above, signed by a duly authorized officer thereof.

(g)           There shall not be in force any order, judgment, injunction, decree or ruling by or before any Governmental Authority of competent jurisdiction restraining, enjoining, prohibiting, invalidating or otherwise preventing the consummation of the transactions contemplated hereby.

(h)           The parties shall have obtained from any Governmental Authorities and any other Persons all consents, approvals, authorizations, qualifications and orders as are set forth on Schedule 8.2(h) of the Company Disclosure Schedules, in form and substance reasonably satisfactory to the Buyer.

(i)            The pledge of the Company’s shares pursuant to the Coeur Credit Agreement shall have been released and evidence of such release provided to the Buyer.

(j)            From the date of this Agreement through the Closing Date, there shall not have occurred any Material Adverse Effect.

(k)           The earlier to occur of (i) the Buyer’s designation of the Nominee Shareholders or (ii) the expiration of the Designation Period; provided, that if the Closing shall be delayed beyond the date on which it would otherwise have been required to occur pursuant to the terms hereof because of the failure of the condition in this clause (k) to be satisfied (such date on which the Closing would have otherwise occurred, the “Conditions Satisfied Date”), then for all purposes of this Agreement all of the conditions in this Section 8.2 other than this clause (k) (and other than those conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date, but subject to the satisfaction or waiver thereof) shall be deemed satisfied on and after such Conditions Satisfied Date.

ARTICLE IX
INDEMNIFICATION

Section 9.1             Survival of Representations, Warranties and Covenants.

(a)            The representations and warranties of the Sellers, the Company and the Buyer contained in Article III, Article IV and Article V, respectively, shall survive the Closing for a period of 18 months after the Closing Date; provided, that the representations and warranties set forth in (i) Section 3.1, Section 3.2, Section 3.4, Section 3.5, Section 4.1, Section 4.2, Section 4.4(a) and Section 4.13 (the “Company/Seller Fundamental Representations”) and (ii) Section 5.1, Section 5.2, Section 5.4 and Section 5.5 (the “Buyer Fundamental Representations”) shall survive until the date that is five years after the Closing Date; provided, further, that (x) the representations and warranties set forth in Section 4.10 shall survive until the expiration of the applicable statute of limitations, (y) the representations and warranties set forth in Section 4.11 shall survive until the date that is three years after the Closing Date and (z) the Specified Litigation Matters (as defined below) shall survive until the date that is five years after the Closing Date.

(b)           The covenants and agreements of the parties contained herein shall terminate on the Closing Date, except for those covenants and agreements that by their terms contemplate performance in whole or in part after the Closing, which shall survive until fully performed in accordance with their respective terms.

(c)           The survival periods set forth in Sections 9.1(a) and (b) are in lieu of, and the parties expressly waive, any otherwise applicable statute of limitations, whether arising at law or in equity.  No claim for breach of any representation, warranty, covenant or agreement may be brought more than 30 days after expiration of the survival periods set forth in Sections 9.1(a) and (b).

Section 9.2             Indemnification by Coeur.  From and after the Closing, Coeur shall indemnify and hold harmless the Buyer, its Affiliates, and their respective officers, directors, employees and agents (collectively, the “Buyer Indemnified Parties”) from and against any Losses to the extent arising out of or resulting from:

(a)           any breach of any representation or warranty made by the Sellers or the Company contained in Article III or Article IV, respectively;

(b)           Item 2 and Item 3 on Schedule 4.8 of the Company Disclosure Schedules (the “Specified Litigation Matters”);

(c)           any breach or non-fulfillment of any covenant, obligation or agreement of the Sellers contained in this Agreement requiring performance by the Sellers after the Closing; and

(d)           any Pre-Closing Taxes of the Company, including, without limitation, the Specified Tax Matters.

Section 9.3             Indemnification by the Buyer.  From and after the Closing, the Buyer shall indemnify and hold harmless the Sellers, their Affiliates, and their respective officers, directors, employees and agents (collectively, the “Seller Indemnified Parties”) from and against any and all Losses to the extent arising out of or resulting from:

(a)           any breach of any representation or warranty made by the Buyer contained in Article V; and

(b)           any breach or non-fulfillment of any covenant, obligation or agreement of the Buyer or the Company contained this Agreement requiring performance by the Buyer or the Company after the Closing.

Section 9.4             Procedures.

(a)            In order for a Buyer Indemnified Party or Seller Indemnified Party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement as a result of a Loss or a claim or demand made by any Person who is not a party to this Agreement, or an Affiliate of a party to this Agreement or a Representative of the foregoing, against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the party against whom indemnity is sought (the “Indemnifying Party”) promptly after receipt by such Indemnified Party of written notice of the Third Party Claim, describing in reasonable detail (i) the facts giving rise to any claim for indemnification hereunder, (ii) the amount or method of computation of the amount of such claim, (iii) each individual item of Loss included in the amount so stated, to the extent known, (iv) the date such item was paid or properly accrued, and (v) the nature of the breach of representation, warranty, covenant or agreement with respect to which such Indemnified Party claims to be entitled to indemnification hereunder (all of the foregoing, the “Claim Information”), and shall provide any other information with respect thereto as the Indemnifying Party may reasonably request.  The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.  Following the Closing until the expiration of the applicable survival period, the Buyer and the Company shall keep Coeur fully apprised at all times as to the status of the Specified Litigation Matters, including providing appropriate documentation upon request.

(b)           The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 30 days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim or of a claim for indemnity with respect to any Specified Litigation Matter, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party.  If the Indemnifying Party assumes the defense of such Third Party Claim or Specified Litigation Matter, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party; provided, that if in the reasonable opinion of counsel for the Indemnified Party, there is a conflict of interest between the Indemnified Party and the Indemnifying Party, the Indemnifying Party shall be responsible for the reasonable fees and expenses of one counsel to such Indemnified Party in connection with such defense.  If the Indemnifying Party assumes the defense of any Third Party Claim or Specified Litigation Matter, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  If the Indemnifying Party assumes the defense of any Third Party Claim or Specified Litigation Matter, the Indemnified Party shall agree to any settlement, compromise or discharge of such Third Party Claim or Specified Litigation Matter that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim or Specified Litigation Matter, and which releases the Indemnified Party completely in connection with such Third Party Claim or Specified Litigation Matter; provided, that such settlement, compromise or discharge (i) does not impose any equitable or other non-monetary remedies or obligations on the Indemnified Party but involves solely the payment of money damages for which the Indemnified Party will be indemnified hereunder, (ii) does not involve a finding or admission of wrongdoing or any violation of Law or any violation of the rights of any Person by the Indemnified Party and (iii) poses no reasonable danger of establishing a precedent that may be adverse to the Indemnified Party’s interest.  Whether or not the Indemnifying Party assumes the defense of a Third Party Claim or Specified Litigation Matter, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim or Specified Litigation Matter without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld).

(c)           In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim containing the Claim Information promptly to the Indemnifying Party, and shall provide any other information with respect thereto as the Indemnifying Party may reasonably request.  The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party forfeits rights or defenses as a result of such failure.  The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters.  Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.  For the avoidance of doubt, the Indemnified Party shall not be entitled to commence any Action against the Indemnifying Party for indemnification pursuant to this Section 9.4(c) unless the notice and procedural provisions set forth herein shall have been satisfied prior thereto.

(d)           Following the Closing, the Buyer and the Company shall use commercially reasonably efforts to defend the Specified Tax Matters and minimize any Losses incurred in connection therewith.  The Buyer and the Company shall keep Coeur fully apprised at all times, including providing appropriate documentation upon request, as to the status of the defense or any settlement negotiations with respect to the Specified Tax Matters and shall obtain the prior written consent of Coeur (not to be unreasonably withheld) before entering into any settlement of a Specified Tax Matter.

Section 9.5             Limits on Indemnification.

(a)           Notwithstanding anything to the contrary contained in this Agreement:

(i)            other than with respect to any Losses to the extent arising out of or resulting from any breach of any Company/Seller Fundamental Representations, (A) the maximum aggregate amount of indemnifiable Losses that may be recovered from Coeur by Buyer Indemnified Parties pursuant to Section 9.2(a) shall equal 5% of the aggregate amount, as adjusted from time to time, that the Buyer has paid to the Sellers in accordance with the Notes (the “Cap”); (B) Coeur shall not be liable to any Buyer Indemnified Party under Section 9.2(a) for any claim for indemnification unless and until the aggregate amount of indemnifiable Losses that may be recovered from Coeur equals or exceeds $200,000 (the “Basket Amount”), in which case Coeur shall be liable only for the Losses in excess of the Basket Amount; and

(ii)           other than with respect to any Losses to the extent arising out of or resulting from any breach of any Buyer Fundamental Representations, (A) the maximum aggregate amount of indemnifiable Losses that may be recovered from the Buyer by Seller Indemnified Parties pursuant to Section 9.3(a) shall be equal to the Cap; (B) the Buyer shall not be liable to any Seller Indemnified Party under Section 9.3(a) for any claim for indemnification unless and until the aggregate amount of indemnifiable Losses that may be recovered from the Buyer equals or exceeds the Basket Amount, in which case the Buyer shall be liable only for the Losses in excess of the Basket Amount.

(b)           The amount of any and all Losses under this Article IX shall be determined net of any insurance proceeds actually received by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification.  Each party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses.

(c)           The parties shall cooperate with each other with respect to resolving any claim, liability or Loss for which indemnification may be required hereunder, including by making, or causing the applicable Indemnified Party to make, all reasonable efforts to mitigate any such claim, liability or Loss.  In the event that a party shall fail to make such reasonable efforts, then notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any Person for any claim, liability or Loss that could reasonably be expected to have been avoided if such efforts had been made.  Without limiting the generality of the foregoing, the parties shall, or shall cause the applicable Indemnified Party to, use reasonable efforts to seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder.

(d)           The maximum aggregate amount of indemnifiable Losses that may be recovered from Coeur by Buyer Indemnified Parties pursuant to (i) Section 9.2(a) solely with respect to Company/Seller Fundamental Representations, (ii) Section 9.2(b), (iii) Section 9.2(c) and (iv) Section 9.2(d) shall equal 20% of the aggregate amount, as adjusted from time to time, the Buyer has paid to the Sellers pursuant to the Notes.

Section 9.6             Exclusivity.

(a)            Except with respect to claims based on actual fraud solely in respect of any representation or warranty expressly given in this Agreement and claims for injunctive or equitable remedies, following the Closing, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article IX.  In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article IX.  The parties agree that the foregoing shall not limit the Sellers’ remedies in the event of a breach of the obligations set forth in the Note, the Guaranty Agreement or the Net Smelter Royalty Returns Agreement.

(b)           The parties hereto agree that the provisions in this Agreement relating to indemnification, and the limits imposed on the Buyer’s remedies with respect to this Agreement and the transactions contemplated hereby were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Sellers hereunder.

Section 9.7             No Right of Set-off.  The Buyer for itself and for its Subsidiaries, Affiliates, successors and assigns hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment, or similar rights that the Buyer or any of its Subsidiaries, Affiliates, successors and assigns has or may have with respect to the payments under the Notes, the Net Smelter Returns Royalty Agreement or any other Ancillary Agreements or any payments to be made by the Buyer pursuant to this Agreement or any other document or instrument delivered by the Buyer in connection herewith.

Section 9.8             Treatment of Indemnity Payments.  Following the Closing, any payment made pursuant to this Article IX shall be treated by the parties hereto, to the extent permitted by Law, for applicable Tax purposes, as an adjustment to the consideration paid or received by such party, as applicable, in connection with the transactions contemplated by this Agreement.

ARTICLE X
TERMINATION

Section 10.1           Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)            by mutual written consent of the Buyer and the Sellers;

(b)           (i) by Coeur, if the Sellers and the Company are not in material breach of their obligations under this Agreement and the Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.1, (B) cannot be or has not been cured within 30 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by Coeur or (ii) by the Buyer, if the Buyer is not in material breach of its obligations under this Agreement and any of the Sellers or the Company breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.2, (B) cannot be or has not been cured within 30 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Buyer;

(c)           by either Coeur or the Buyer if the Closing shall not have occurred by March 9, 2018 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 10.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of the Closing to occur on or prior to such date; or

(d)           by either Coeur or the Buyer in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any order, writ, judgment, injunction, decree, stipulation, determination or award shall have been entered by or with any Governmental Authority restraining or enjoining the transactions contemplated by this Agreement and such order, writ, judgment, injunction, decree, stipulation, determination or award shall have become final and nonappealable.

The party(ies) seeking to terminate this Agreement pursuant to this Section 10.1 (other than Section 10.1(a)) shall give prompt written notice of such termination to the other parties.

Section 10.2           Effect of Termination.  In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party except (a) for the provisions of Sections 3.5, 4.13 and 5.4 relating to broker’s fees and finder’s fees, Section 6.5 relating to confidentiality, Section 6.7 relating to public announcements, this Section 10.2 and Article XI and (b) that nothing herein shall relieve any party from liability for any breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

ARTICLE XI
GENERAL PROVISIONS

Section 11.1          Fees and Expenses.  Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

Section 11.2           Amendment and Modification.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

Section 11.3           Waiver; Extension.  At any time prior to the Closing, Coeur, on the one hand and behalf of itself, the Sellers and the Company, and the Buyer, on the other hand, may (a) extend the time for performance of any of the obligations or other acts of the other party contained herein, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered by such party pursuant hereto, or (c) waive compliance by the other party with any of the agreements or conditions contained herein.  Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in a written agreement signed on behalf of such party.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 11.4           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e‑mail, upon written confirmation of receipt by e‑mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)            if to the Sellers or prior to the Closing, the Company, to:

Coeur Mining, Inc.
104 S. Michigan Avenue, Suite 900
Chicago, IL 60603
Attention:  Mitchell Krebs, President and Chief Executive Officer E-mail:  MKrebs@coeur.com with a copy (which shall not constitute notice) to:

Coeur Mining, Inc.
104 S. Michigan Avenue, Suite 900
Chicago, IL 60603
Attention:  Casey M. Nault, Senior Vice President, General Counsel and Secretary
E-mail:  CNault@coeur.com

and

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
Attention:  Steven R. Shoemate
E-mail:  sshoemate@gibsondunn.com

(ii)           if to the Buyer or after the Closing, the Company to:

NewCo 4714 Sweden AB, under change to Argentum Investments, AB
c/o Citco Sweden AB, Stureplan 4C, 4 tr
114 35, Stockhold, Sweden
Attention: Ole Sorensen
E-mail:  OSorensen@Citco.com

with a copy (which shall not constitute notice) to:

D&A morales y Asociados, S.C.
Ignacio L. Vallarta No 811
Sur, Colonia El Mirador Centro
Monterrey, N.L., Mexico  64720
Attention:  Melissa Terui Villegas
E-mail:  mtv@moraleslaw.net

and

Much Shelist, P.C.
191 North Wacker Drive, Suite 1800
Chicago, IL 60606
Attention:  David M. Pilotto
E-mail:  dpilotto@muchshelist.com

Section 11.5           Interpretation.  When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein (including the Company Disclosure Schedules and the introduction thereto) are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement.  The term “or” is not exclusive.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  References to days mean calendar days unless otherwise specified.

Section 11.6           Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.  Neither this Agreement nor any Ancillary Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, and none shall be deemed to exist or be inferred with respect to the subject matter hereof.  Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 11.7           Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except with respect to the provisions of Section 6.8 and 11.18, which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof.

Section 11.8           Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware, except that with respect to the formalities for the transfer of the Shares, Bolivian law shall apply.

Section 11.9           Submission to Jurisdiction.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against any other party shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 11.10         Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, that (i) each Seller may assign any of its rights under this Agreement, including the right to receive the proceeds from the Notes, to one or more Affiliates of such Seller without the consent of the other parties and (ii) the Buyer may assign any of its rights, including the right to receive a de minimis portion of the Shares, under this Agreement to the Nominee Shareholders; provided, further, that no assignment shall limit the assignor’s obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 11.11         Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any state or federal court located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 11.12         Currency.  All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 11.13         Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 11.14         Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.15         Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 11.16         Facsimile or .pdf Signature.  This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 11.17         No Presumption Against Drafting Party.  Each of the Buyer, the Sellers and the Company acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 11.18         Personal Liabilities
.  This Agreement shall not create or be deemed to create or permit any personal liability or obligations on the part of any direct or indirect equityholder of any party or any officer, director, employee, Representative or investor of any party.

Section 11.19         Prevailing Party.  If there shall occur any dispute or proceeding among the parties relating to this Agreement or the transactions contemplated hereby, the non-prevailing party shall pay all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) of the prevailing party.

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IN WITNESS WHEREOF, each of the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COEUR MINING, INC.

By:	/s/ Mitchell Krebs
	Name:	Mitchell J. Krebs
	Title:	President and CEO

COEUR SOUTH AMERICA CORP.

By:	/s/ Peter Mitchell
	Name:	Peter C. Mitchell
	Title:	Vice President

COEUR EXPLORATIONS, INC.

By:	/s/ Frank Hanagarne
	Name:	Frank L. Hanagarne, Jr.
	Title:	Vice President

Signature Page to Share Purchase Agreement

EMPRESA MINERA MANQUIRI S.A.

By:	/s/ Humberto Rada
	Name:	Humberto Rada
	Title:	President

Signature Page to Share Purchase Agreement

NEWCO 4714 SWEDEN AB UNDER CHANGE OF NAME TO ARGENTUM INVESTMENT AB

By:	/s/ Alberto J. Morales
	Name:	Alberto J. Morales
	Title:	Legal Representative

and

By:	/s/ Ole Sorensen
	Name:	Ole Sorensen
	Title:	Legal Representative

Signature Page to Share Purchase Agreement